FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION NO. 333-53152
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2002)

6,963,788 Shares of Common Stock

Three-Year Warrants to Purchase 1,323,120 Shares of Common Stock

Four-Year Warrants to Purchase 1,323,120 Shares of Common Stock

2,646,240 Shares of Common Stock Issuable upon Exercise
of the Three-Year and Four-Year Warrants

TiVo Inc.

This prospectus supplement relates to the issuance of 6,963,788 shares of common stock at a per-share purchase price of $3.59 per share, together with warrants to purchase 1,323,120 shares of common stock at a per-share exercise price of $5.00 per share, which will expire on October 7, 2005, and warrants to purchase 1,323,120 shares of common stock at a per-share exercise price of $5.00 per share, which will expire on October 7, 2006, directly to certain institutional purchasers pursuant to a purchase agreement dated October 7, 2002. This prospectus supplement also relates the 1,323,120 shares of common stock issuable upon exercise of the three-year warrants and 1,323,120 shares of common stock issuable upon exercise of the four-year warrants. The company will receive an aggregate purchase of $25,000,000 paid by the purchasers.

Our common stock is traded on the Nasdaq National Market under the symbol “TIVO.” The last reported sale price of our common stock on the Nasdaq National Market on October 4, 2002 was $3.50 per share.

Investing in our common stock and warrants to purchase our common stock involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the securities to investors on or about October 8, 2002.

The date of this prospectus supplement is October 7, 2002.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document. The descriptions set forth in this prospectus supplement supplements and replaces, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock and warrants in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell the common stock and warrants and are not soliciting an offer to buy the common stock and warrants in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

RISK FACTORS

You should carefully consider the following risk factors and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to buy our common stock and warrants to purchase our common stock. If any of the following risks actually occurs, it would have a material adverse impact on our business, financial condition, operating results or cash flows. This could cause the trading price of our common stock to decline and you could lose part or all of your investment.

We have recognized very limited revenue, have incurred significant net losses and may never achieve profitability.

We have recognized very limited revenue, have incurred significant losses and have had substantial negative cash flow. During the three and six months ended July 31, 2002, the fiscal year ended January 31, 2002, the one-month transition period ended January 31, 2001 and the calendar year ended December 31, 2000, we recognized revenues of $35.0 million, $48.0 million, $19.4 million, $989,000 and $3.6 million, respectively. As of July 31, 2002, we had an accumulated deficit of $501.2 million. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. As a result, we expect to continue to incur losses for the foreseeable future. The size of these net losses depends in part on our subscriber revenues and on our expenses. We will need to generate significant additional revenues to achieve profitability. Consequently, we may never achieve profitability, and even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our limited operating history may make it difficult for us or investors to evaluate trends and other factors that affect our business.

We were incorporated in August 1997 and we have been providing services to subscribers only since March 31, 1999. Prior to that time, our operations consisted primarily of research and development efforts. To date, only a limited number of digital video recorders, or DVRs, have been sold and we have obtained only a limited number of subscribers to the TiVo Service.

As a result of our limited operating history, our historical financial and operating information is of limited value in evaluating our future operating results. It may be difficult to accurately predict our future revenues, costs of revenues, expenses or results of operations. In addition, any evaluation of our business must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. DVRs and personal television services are a new product category for consumers and it may be difficult to predict the future growth rate, if any, or size of the market for our products and services. We may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us. As a result, we may be unable to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. Such inability could cause our net losses in a given quarter to be greater than expected, which could cause the price of our stock to decline.

We face a number of challenges in the sale and marketing of the TiVo Service and products that enable the TiVo Service.

Our success depends upon a continually successful retail marketing of the TiVo Service and related DVRs, which began in the third quarter of calendar year 1999.

Many consumers are not aware of the benefits our products.    DVR products and services represent a new, untested consumer electronics category. Retailers, consumers and potential partners may perceive little or no benefit from personal television products and services. We have only been providing the TiVo Service since 1999 and many consumers are not aware of its benefits and therefore, may not value the TiVo Service and products that enable the TiVo Service. We will need to devote a substantial amount of time and resources to educate consumers and promote our products in order to increase our subscribers. We cannot be sure that a broad base of consumers will ultimately subscribe to the TiVo Service or purchase the products that enable the TiVo Service.

Consumers may not be willing to pay for our products and services.    Many of our customers already pay monthly fees for cable or satellite television. We must convince these consumers to pay an additional subscription fee to receive the TiVo Service. Consumers may perceive the TiVo Service and related DVR as too expensive. In order to continue to grow our subscribers base, we will need to continue to reduce our costs and lower the price of our DVR. The availability of competing services that do not require subscription fees will harm our ability to effectively attract and retain subscribers. In addition, DVRs that enable the TiVo Service can be used to pause, rewind and fast-forward through live shows without an active subscription to the TiVo Service. If a significant number of purchasers of the TiVo-enabled DVRs use these devices without subscribing to the TiVo Service or cancel their existing subscriptions, our revenue growth will decline and we may not achieve profitability.

We compete with other consumer electronics products and home entertainment services for consumer spending.    DVRs and the TiVo Service compete in markets that are crowded with other consumer electronics products and home entertainment services. The competition for consumer spending intense and many consumers on limited budgets may choose other products and services over ours. DVRs compete for consumer spending with products such as DVD players, satellite television systems, personal computers and video game consoles. The TiVo Service competes with home entertainment services such as cable and satellite television, movie rentals, pay-per-view and video on demand.

Many of these products or services have established markets, broad user bases and proven consumer acceptance. In addition, many of the manufacturers and distributors of these competing devices and services have substantially greater brand recognition, market presence, distribution channels, advertising and marketing budgets and promotional and other strategic partners. Faced with this competition, we may be unable to effectively differentiate the DVR or the TiVo Service from other consumer electronics devices or entertainment services.

It is expensive to establish a strong brand.    We believe that establishing and strengthening the TiVo brand is critical to achieving widespread acceptance of our products and services and to establishing key strategic partnerships. The importance of brand recognition will increase as current and potential competitors enter the personal television market with competing products and services. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality services and customer support. These activities are expensive and we may not generate a corresponding increase in subscribers or revenues to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract subscribers and effectively compete in the personal television market.

We rely on our partners to market and distribute our products and services.    In addition to our own efforts, our manufacturing partners distribute DVRs that enable the TiVo Service. We rely on their sales forces, marketing budgets and brand images to promote and support DVRs and the TiVo Service. We expect to continue to rely on our manufacturing partners and other strategic partners to promote and support DVRs and other devices that enable the TiVo Service. The loss of one or more of these partners could require us to undertake more of these activities on our own. As a result, we would spend significant resources to support DVRs and other devices that enable the TiVo Service. We also expect to rely on DIRECTV and other partners to provide marketing support for the TiVo Service. The failure of one or more of these partners to provide anticipated marketing support will require us to divert more of our limited resources to marketing the TiVo Service. If we are unable to provide adequate marketing support for DVRs and the TiVo Service, our ability to attract subscribers to the TiVo Service will be limited.

We have agreed to share a substantial portion of the revenue we generate from subscription fees with some of our strategic partners. We may be unable to generate enough revenue to cover these obligations.

We have agreed to share a substantial portion of our subscription and other fees with some of our strategic partners in exchange for manufacturing, distribution and marketing support, and discounts on key components for DVRs. Under these agreements, we may be required to share substantial portions of the subscription and other fees attributable to the same subscriber with multiple partners. These agreements also require us to share a portion of our subscription fees whether or not we increase or decrease the price of the TiVo Service. If we change our subscription fees in response to competitive or other market factors, our operating results would be adversely affected. Our decision to share subscription revenues is based on our expectation that our partnerships will help us obtain subscribers, broaden market acceptance of personal television and increase our future revenues. If these expectations are not met, we may be unable to generate sufficient revenue to cover our expenses and obligations.

We depend on a limited number of third parties to manufacture, distribute and supply critical components and services for the DVRs that enable the TiVo Service. We may be unable to operate our business if these parties do not perform their obligations.

The TiVo Service is enabled through the use of a DVR made available by us and a limited number of third parties. In addition, we rely on sole suppliers for a number of key components for the DVRs. We do not control the time and resources that these third parties devote to our business. We cannot be sure that these parties will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. If any of these parties breaches or terminates its agreement with us or otherwise fails to perform their obligations in a timely manner, we may be delayed or prevented from commercializing our products and services. Because our relationships with these parties are non-exclusive, they may also support products and services that compete directly with us, or offer similar or greater support to our competitors. Any of these events could require us to undertake unforeseen additional responsibilities or devote additional resources to commercialize our products and services. This outcome would harm our ability to compete effectively and achieve increased market acceptance and brand recognition.

In addition, we face the following risks in relying on these third parties:

If our manufacturing partnerships are not successful, we may be unable to satisfy demand for our products and services.    We have manufactured a certain amount of the DVRs that enable the TiVo Service through a third-party contract manufacturer. We also have entered and anticipate entering into agreements with consumer electronics partners to manufacture and distribute DVRs that enable the TiVo Service. However, we have no minimum volume commitments from any manufacturer. The ability of our manufacturing partners to reach sufficient production volume of DVRs to satisfy anticipated demand is subject to delays and unforeseen problems such as defects, shortages of critical components and cost overruns. Moreover, they will require substantial lead times to manufacture anticipated quantities of the DVRs that enable the TiVo Service. Delays, product shortages, and other problems could impair the retail distribution and brand image and make it difficult for us to attract subscribers. In addition, the loss of a manufacturing partner would require us to identify and contract with alternative sources of manufacturing, which we may be unable to do and which could prove time-consuming and expensive. Although we expect to continue to contract with additional consumer electronics companies for the manufacture of DVRs in the future, we may be unable to establish additional relationships on acceptable terms.

We are dependent on single suppliers for several key components and services. If these suppliers fail to perform their obligations, we may be unable to find alternative suppliers or deliver our products and services to our customers on time.    We currently rely on sole suppliers for a number of the key components and services used in the DVRs and the TiVo Service. For example:

•	NEC is the sole supplier of the CPU and application specific integrated circuit, semiconductor devices;

•	Broadcom is the sole supplier of the MPEG2 encoder and decoder semiconductor devices;

•	ATMEL is the sole supplier of the secure microcontroller semiconductor device; and

•	Tribune Media Services is the sole supplier of program guide data.

Because we do not require customized components from these suppliers, we do not have binding supply agreements with NEC, Broadcom or ATMEL. Therefore, they are not contractually obligated to supply us with these key components on a long-term basis or at all. In addition to the above, we have several sole suppliers for key components of our products currently under development.

If our arrangements or our manufacturing partners’ arrangements with NEC, Broadcom, ATMEL or Tribune Media Services were to terminate or expire, or if we or our manufacturing partners were unable to obtain sufficient quantities of these components or required program guide data from our suppliers, our search for alternate suppliers could result in significant delays, added expense or disruption in product availability.

We have limited experience in overseeing manufacturing processes and managing inventory and failure to do so effectively may result in supply imbalances or product recalls.

We have contracted for the manufacture of certain Series2 TiVo-enabled DVRs with contract manufacturers. We sell these units to retailers and distributors, as well as through our own online sales efforts. As part of this effort, we expect to maintain some inventory of the Series2 units throughout the year. Overseeing manufacturing processes and managing inventory are outside of our core business and our experience in these areas is limited. If we fail to effectively oversee the manufacturing process and manage inventory, we may suffer from insufficient inventory to meet consumer demand or excess inventory. Ineffective oversight of the manufacturing process could also result in product recalls.

We have agreed to subsidize the cost of manufacturing DVRs, which may adversely affect our operating results and ability to achieve profitability.

We have entered into agreements with our consumer electronic manufacturing partners to manufacture DVRs that enable the TiVo Service. Although we intend to reduce subsidy payments in the future, in certain agreements we have agreed to pay our manufacturing partners a per-unit subsidy for each DVR that they manufacture and sell. The amount of the payments can vary depending upon the manufacturing costs and selling prices. In addition, in the event our manufacturing partners are unable to manufacture the DVRs at the costs currently estimated or if selling prices are less than anticipated, we may owe additional amounts to them, which could adversely affect our operating results. Under some of these arrangements, we are obligated to pay a portion of the subsidy when the DVR is shipped, and we will not receive any revenues related to the unit until the unit is sold and the purchaser activates the TiVo Service. We may make additional subsidy payments in the future to consumer electronic and other manufacturers in an effort to maintain a commercially viable retail price for the DVRs and other devices that enable the TiVo Service.

The lifetime subscriptions to the TiVo Service that we currently offer commit us to providing services for an indefinite period. The revenue we generate from these subscriptions may be insufficient to cover future costs.

We currently offer product lifetime subscriptions that commit us to provide service for as long as the DVR is in service. We receive the lifetime subscription fee for the TiVo Service in advance and amortize it as subscription revenue over four years, which is our estimate of the service life of the DVR. If these lifetime subscribers use the DVR for longer than anticipated, we will incur costs without a corresponding revenue stream and therefore will be required to fund ongoing costs of service from other sources.

We must manage product transitions successfully in order to remain competitive.

The introduction of a new product or product line is a complex task, involving significant expenditures in research and development, training, promotion and sales channel development, and management of existing product inventories to reduce the cost associated with returns and slow moving inventory. As new products are introduced, we intend to monitor closely the inventory of products to be replaced, and to phase out their manufacture in a controlled manner. However, we cannot assure you that we will be able to execute product transitions in this manner or that product transitions will be executed without harming our operating results. Failure to develop products with required features and performance levels or any delay in bringing a new product to market could significantly reduce our revenues and harm our competitive position.

If we fail to manage our growth, it could disrupt our business and impair our ability to generate revenues.

The growth in our subscriber base has placed, and will continue to place, a significant strain on our management, operational and financial resources and systems. Specific risks we face as our business expands include:

We reduced our headcount and other expenditures in the last fiscal year and as a result, our headcount may be inadequate to support our business.    In the current economic environment, reducing expenditures and conserving cash has become one of our priorities. We reduced our headcount in the last fiscal year and we are aggressively pursing cost-saving opportunities. As a result, our current resources may be inadequate to support our business during the holiday shopping season, which is typically the busiest season of our business, or to support the future growth of our business.

Any inability of our systems to accommodate our expected subscriber growth may cause service interruptions or delay our introduction of new services.    We internally developed many of the systems we use to provide the TiVo Service and perform other processing functions. The ability of these systems to scale as we rapidly add new subscribers is unproven. We must continually improve these systems to accommodate subscriber growth and add features and functionality to the TiVo Service. Our inability to add software and hardware or to upgrade our technology, systems or network infrastructure could adversely affect our business, cause service interruptions or delay the introduction of new services.

We will need to provide acceptable customer support, and any inability to do so will harm our brand and ability to generate and retain new subscribers.    Our ability to increase sales, retain current and future subscribers and strengthen our brand will depend in part upon the quality of our customer support operations. Some customers require significant support when installing the DVR and becoming acquainted with the features and functionality of the TiVo Service. We have limited experience with widespread deployment of our products and services to a diverse customer base, and we may not have adequate personnel to provide the levels of support that our customers require. In addition, we have entered into agreements with third parties to provide this support and will rely on them for a substantial portion of our customer support functions. Our failure to provide adequate customer support for the TiVo Service and DVR will damage our reputation in the personal television and consumer electronics marketplace and strain our relationships with customers and strategic partners. This could prevent us from gaining new or retaining existing subscribers and could cause harm to our reputation and brand.

We will need to improve our operational and financial systems to support our expected growth, and any inability to do so will adversely impact our billing and reporting.    To manage the expected growth of our operations, we will need to improve our operational and financial systems, procedures and controls. Our current and planned systems, procedures and controls may not be adequate to support our future operations and expected growth. For example, we replaced our accounting and billing system at the beginning of August 2000. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely impact our relationships with subscribers and cause harm to our reputation and brand. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could also result in errors in our financial and other reporting.

If we are unable to create multiple revenue streams, we may not be able to cover our expenses or meet our obligations to strategic partners and other third parties.

Although our initial success will depend on building a significant customer base and generating subscription fees from the TiVo Service, our long-term success will depend on securing additional revenue streams such as:

•	licensing;

•	advertising;

•	audience measurement research;

•	revenues from programmers; and

•	electronic commerce.

In order to derive substantial revenues from these activities, we will need to attract and retain a large and growing base of subscribers to the TiVo Service. We also will need to work closely with television advertisers, cable and satellite network operators, electronic commerce companies and consumer electronics manufacturers to develop products and services in these areas. We may not be able to effectively work with these parties to develop products that generate revenues that are sufficient to justify their costs. In addition, we are currently obligated to share a portion of these revenues with several of our strategic partners. Any inability to attract and retain a large and growing group of subscribers and strategic partners will seriously harm our ability to support new services and develop new revenue streams.

We face intense competition from a number of sources, which may impair our revenues and ability to generate subscribers.

The personal television market is new and rapidly evolving and we expect competition from a number of sources, including:

Companies offering similar products and services.    We are likely to face intense direct competition from companies such as Microsoft, OpenTV, NDS, EchoStar Communications Corp., CacheVision, Keen Personal Media, Inc., Digeo’s Moxi Digital, Metabyte Networks, Gotuit and SONICblue. These companies offer, or have announced their intention to offer, products with one or more of the TiVo Service’s functions or features and, in some instances, combine these features with Internet browsing or traditional broadcast, cable or satellite television programming. For example, Microsoft launched UltimateTV in spring 2001 which combined DIRECTV satellite programming reception, DVR functionality, WebTV email and web browsing features into one box. Echostar released two versions of DVRs, one with basic DVR functionality and the other with dual-tuner functionality, utilizing Echostar Dish Network satellite reception and DVR software from OpenTV. Echostar has announced plans for future DVR products that incorporate greater disk capacity, enhanced interactive features and high definition TV capability. Scientific-Atlanta is currently rolling out an integrated digital cable DVR set-top box to cable operators including Time Warner Cable. This product combines digital and analog cable reception with dual-tuner DVR functionality, and uses DVR software from Metabyte Networks and Keen Personal Media. Motorola has licensed DVR technology from ReplayTV and Gotuit, and has announced its own plans for integrated cable DVRs. In addition, both Scientific-Atlanta and Motorola have announced plans to build integrated cable DVRs for Charter Communications, a major cable television operator, using Moxi Media Center software from Digeo. The Moxi software enables digital music, photo and games features, in addition to DVR capabilities.

Many of these companies have greater brand recognition and market presence and substantially greater financial, marketing and distribution resources than we do. Some of these companies also have established relationships with third party consumer electronic manufacturers, network operators and programmers, which could make it difficult for us to establish relationships and enter into agreements with these third parties. Some of these competitors also have relationships with our strategic partners.

In addition, various consumer electronics companies, including RCA, are producing, or have announced their intention to produce, no-fee, basic functionality DVRs. Faced with this competition, we may be unable to expand our market share and attract an increasing number of subscribers to the TiVo Service.

Companies licensing DVR and personal television technologies.    We expect to continue to generate a substantial portion of our revenues from licensing fees. Our licensing strategy focuses on producing and enhancing DVR standards in order to promote mass deployment of consumer electronics platforms capable of running the TiVo Service, generating not only licensing fees, but also subscription revenues. Therefore, our licensing revenues depend both upon our ability to successfully negotiate licensing agreements with our partners and, in turn, upon our partners’ successful commercialization of their underlying products. In addition, we face competition from companies such as Microsoft, OpenTV, Metabyte Networks, Keen Personal Media, SONICblue, Digeo and Gotuit who have created competing personal digital video recording technologies. Such companies may offer more economically attractive licensing agreements to manufacturers of personal DVRs. Moreover, the market for in-home entertainment is intensely competitive and subject to rapid technological change. If new technologies render the DVR market obsolete, we may be unable to generate sufficient revenue to cover our expenses and obligations.

Established competition for advertising budgets.    Personal television, in general, and TiVo, specifically, also competes with traditional advertising media such as print, radio and television for a share of advertisers’ total advertising budgets. If advertisers do not perceive personal television as an effective advertising medium, they may be reluctant to devote a significant portion of their advertising budget to promotions on the TiVo Service.

If we are unable to introduce new products or services, or if our new products and services are unsuccessful, the growth in our subscriber base and revenues may suffer.

To attract and retain subscribers and generate revenues, we must continue to add functionality and content and introduce products and services which embody new technologies and, in some instances, new industry standards. This challenge will require hardware and software improvements, as well as new collaborations with programmers, advertisers, network operators, hardware manufacturers and other strategic partners. These activities require significant time and resources and may require us to develop and promote new ways of generating revenue with established companies in the television industry. These companies include television advertisers, cable and satellite network operators, electronic commerce companies and consumer electronics manufacturers. In each of these examples, a small number of large companies dominate a major portion of the market and may be reluctant to work with us to develop new products and services for personal television. If we are unable to further develop and improve the TiVo Service or expand our operations in a cost-effective or timely manner, our ability to attract and retain subscribers and generate revenue will suffer.

Product defects, system failures or interruptions to the TiVo Service may have a negative impact on our revenues, damage our reputation and decrease our ability to attract new subscribers.

Our ability to provide uninterrupted service and high quality customer support depends on the efficient and uninterrupted operation of our computer and communications systems. Our computer hardware and other operating systems for the TiVo Service are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. These types of interruptions in the TiVo Service may reduce our revenues and profits. We currently house the server hardware that delivers the TiVo service at only one location and are exploring the benefits of establishing a backup facility. Our business also will be harmed if consumers believe our service is unreliable. In addition to placing increased burdens on our engineering staff, service outages will create a flood of customer questions and complaints that must be responded to by our customer support personnel. Any frequent or persistent system failures could irreparably damage our reputation and brand.

We have detected and may continue to detect errors and product defects. These problems can affect system uptime and result in significant warranty and repair problems, which could cause customer service and customer relations problems. Correcting errors in our software or fixing defects in our products requires significant time and resources, which could delay product releases and affect market acceptance of the TiVo Service. Any delivery by us of products or upgrades with undetected material product defects or software errors could harm our credibility and market acceptance of the DVRs and the TiVo Service. In addition, defective products could cause a risk of injury that may subject us to litigation or cause us to have to undertake a product recall. For example, we have become aware of occasions where a part has come loose from the remote control device that comes with the DVRs that enable the TiVo Service, including occurrences where a young child has gagged on or ingested a part of the remote control device. While we are unaware of any injuries resulting from the use of our products, if we are required to repair or replace any of our products, we could incur significant costs, which would have a negative impact on our financial condition and results of operations.

Intellectual property claims against us can be costly and could result in the loss of significant rights.

From time to time, we receive letters form third parties alleging that we are infringing their intellectual property. Regardless of their merit, we are forced to devote time and resources to respond to these letters. In addition, if any of these third parties or others were to bring suit against us, our business could be harmed because intellectual property litigation may:

•	be time-consuming and expensive;

•	divert management’s attention and resources away from our business;

•	cause delays in product delivery and new service introduction;

•	cause the cancellation of new products or services; or

•	require us to pay significant royalties or licensing fees.

The emerging enhanced-television industry is highly litigious, particularly in the area of on-screen program guides.    Additionally, many patents covering interactive television technologies have been granted but have not been commercialized. For example, we are aware of at least seven patents for pausing live television. A number of companies in the enhanced-television industry earn substantial profits from technology licensing, and the introduction of new technologies such as ours is likely to provoke lawsuits from such companies. A successful claim of infringement against us, our inability to obtain an acceptable license from the holder of the patent or other right, or our inability to design around an asserted patent or other right could cause our manufacturing partners to cease manufacturing DVRs that enable the TiVo Service, our retailers to stop selling the product or us to cease providing our service, or all of the above, which would eliminate our ability to generate revenues.

Under our agreements with many of our manufacturing and licensing partners, we are obligated to indemnify them in the event that our technology infringes upon the intellectual property rights of third parties. Due to these indemnity obligations, we could be forced to incur material expenses if our manufacturing and licensing partners are sued and if they were to lose the lawsuit, our business could be harmed. In addition, because the products sold by our manufacturing and licensing partners often involve the use of other persons’ technology, this increases our exposure to litigation in circumstances where there is a claim of infringement asserted against the product in question, even if the claim does not pertain to our technology.

Pending intellectual property litigations.    On January 18, 2000, StarSight Telecast Inc., a subsidiary of Gemstar International Group Limited filed a lawsuit against us in the U.S. District Court for the Northern District of California alleging willful and deliberate violation of U.S. Patent Number 4,706,121, entitled “TV Schedule System and Process,” held by StarSight. The complaint alleged that we infringed the patent by, among other things, making, using, selling, offering to sell and/or importing our TV schedule systems and processes without a license from StarSight. StarSight seeks unspecified monetary damages and an injunction against our operations.

The suit also seeks attorneys’ fees and costs. We intend to vigorously defend ourselves. On February 25, 2000, we counterclaimed against StarSight, Gemstar Development Corporation and Gemstar International Group Limited seeking damages for federal antitrust violations and state unfair business practices claims, as well as declaratory relief of non-infringement, invalidity and unenforceability with respect to the patent. On June 21, 2002, a United States International Trade Commission, or ITC, Administrative Law Judge found, among other things, that there had been no infringement of this patent by EchoStar Communications, Pioneer Corporation, Pioneer Digital Technologies, Inc., Pioneer New Media Technologies Inc., Pioneer North America, Inc., Scientific-Atlanta Inc. and SCI Systems Inc. and that StarSight had misused this patent which was also found to be unenforceable for failure to name a co-inventor. On August 2, 2002, the Court entered an order staying all proceedings in the StarSight lawsuit until after final resolution to this ITC action (including any and all appeals) involving this patent. We are not a party to the ITC action although the same patent is at issue. On August 29, 2002, StarSight announced that the ITC had declined to review the decision of its Administrative Law Judge and that StarSight intends to appeal the decision of the ITC to the United States Court of Appeals for the Federal Circuit. We could be forced to incur material expenses during this litigation, and in the event we were to lose this suit, our business would be harmed. Because the lawsuit is still in the pre-trial discovery stage, we cannot determine the total expense or possible loss, if any, that may result from this litigation.

On September 25, 2001, Pause Technology filed a complaint against us in the U.S. District Court for the District of Massachusetts alleging willful and deliberate infringement of U.S. Reissue Patent No. 36,801, entitled “Time Delayed Digital Video System Using Concurrent Recording and Playback.” Pause Technology alleges that it is the owner of this patent, and further alleges that we have willfully and deliberately infringed this patent by making, selling, offering to sell, and using within the United States the TiVo-enabled DVR. Pause Technology seeks unspecified monetary damages as well as an injunction against our operations. It also seeks attorneys’ fees and costs. Our answer was filed on December 26, 2001. We could be forced to incur material expenses in the litigation, and in the event there is an adverse outcome, our business could be harmed. Because the lawsuit is still in the pre-trial discovery stage, we cannot determine the total expense or possible loss, if any, that may result from this litigation.

On December 12, 2001, SONICblue Incorporated filed a lawsuit against us in the U.S. District Court for the Northern District of California, alleging infringement of U.S. Patent No. 6,324,338 entitled “Video Data Recorder with Integrated Channel Guides.” SONICblue alleges that it is the owner of this patent, and further alleges that we have willfully and deliberately infringed this patent by making, selling, offering to sell, and using within the United States the TiVo-enabled DVR. SONICblue seeks unspecified monetary damages as well as an injunction against our operations. Our answer was filed on January 23, 2002. A claim construction hearing is scheduled for March 12, 2003, and no trial date has been scheduled. We could be forced to incur material expenses during this litigation and, in the event we were to lose the lawsuit, our business could be harmed. Because the lawsuit is still in the pre-trial discovery stage, we cannot determine the total expense or possible loss, if any, that may result from this litigation.

On January 23, 2002, we filed a separate lawsuit against SONICblue Incorporated and its wholly owned subsidiary, ReplayTV, Inc., in the U.S. District Court for the Northern District of California, alleging that we are the owner of U.S. Patent No. 6,233,389, entitled “Multimedia Time Warping System,” and alleging further that SONICblue and ReplayTV have willfully and deliberately infringed the patent by making, using, offering to sell and/or selling within the United States digital video recording devices, software and/or personal television services falling within the scope of the patent. We have requested that the court enjoin SONICblue and ReplayTV from further infringement of the patent and award us compensatory damages, treble damages and attorneys’ fees and costs. We could be forced to incur material expenses during this litigation and, in the event we were to lose the lawsuit, our business could be harmed.

On February 5, 2002, Sony Corporation notified us that Command Audio Corporation had filed a complaint against Sony Electronics, Inc. on February 2, 2002 in the U.S. District Court for the Northern District of California. The complaint alleges that, in connection with its sale of DVRs, Sony infringes upon two patents owned by Command Audio (U.S. Patent Nos. 5,590,195 (“Information Dissemination Using Various Transmission Modes”) and 6,330,334 (“Method and System for Information Dissemination Using Television Signals”)). The complaint seeks injunctive relief, compensatory and treble damages and Command Audio’s costs and expenses, including reasonable attorneys’ fees. Under the terms of our agreement with Sony governing the distribution of certain DVRs that enable the TiVo Service, we are required to indemnify Sony against any and all claims, damages, liabilities, costs and expenses relating to claims that our technology infringes upon intellectual property rights owned by third parties. Due to our indemnification obligations, we could be forced to incur material expenses during this litigation, and, if Sony were to lose this lawsuit, our business could be harmed.

In addition, we are aware that some media companies may attempt to form organizations to develop standards and practices in the personal television industry. These organizations or individual media companies may attempt to require companies in the personal television industry to obtain copyright or other licenses. A number of articles have appeared in the press regarding the formation of a consortium of broadcast and cable television networks called the Advanced Television Copyright Coalition. Some of those articles have indicated that the coalition is prepared to support litigation and to explore legislative solutions unless the members of the personal television industry agree to obtain license agreements for use of the companies’ programming. We have received letters from Time Warner Inc. and Fox Television stating that these entities believe our personal television service exploits copyrighted networks and programs without the necessary licenses and business arrangements. Lawsuits or other actions taken by these types of organizations or companies could make it more difficult for us to introduce new services, delay widespread consumer acceptance of our products and services, restrict our use of some television content, increase our costs and adversely affect our business.

If there is an adverse outcome in the class action litigation that has been filed against us, our business may be harmed.

We and certain of our officers and directors are named as defendants in a consolidated securities class action lawsuit filed in the U.S. District Court for the Southern District of New York. This action, which is captioned Wercberger v. TiVo et al., also names several of the underwriters involved in our initial public offering as defendants. This class action is brought on behalf of a purported class of purchasers of our common stock from September 30, 1999, the time of our initial public offering, through December 6, 2000. The central allegation in this action is that the underwriters in our initial public offering solicited and received undisclosed commissions from, and entered into undisclosed arrangements with, certain investors who purchased our common stock in the initial public offering and the after-market. The complaint also alleges that the TiVo defendants violated the federal securities laws by failing to disclose in the initial public offering prospectus that the underwriters had engaged in these allegedly undisclosed arrangements. More than 150 issuers have been named in similar lawsuits. In July 2002, an omnibus motion to dismiss all complaints against issuers and individual defendants affiliated with issuers, including the TiVo defendants, was filed by the entire group of issuer defendants in these similar actions. The issuers’ omnibus motion to dismiss is still pending. We intend to defend this action vigorously; however, we could be forced to incur material expenses in the litigation, and in the event there is an adverse outcome, our business could be harmed.

Our success depends on our ability to secure and protect patents, trademarks and other proprietary rights.

Our success and ability to compete are substantially dependent upon our internally developed technology. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. However, the steps we take to protect our proprietary rights may be inadequate. We have filed patent applications and provisional patent applications covering substantially all of the technology used to deliver the TiVo Service and its features and functionality. To date, several of these patents have been granted, and we cannot assure you that any additional patents will ever be granted, that any issued patents will protect our intellectual property or that third parties will not challenge any issued patents. In addition, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us. Our failure to secure and protect our proprietary rights could have a material adverse effect on our business.

Laws or regulations that govern the television industry and the delivery of programming could expose us to legal action if we fail to comply or could require us to change our business.

Personal television and the delivery of television programming through the TiVo Service and a DVR represents a new category in the television and home entertainment industries. As such, it is difficult to predict what laws or regulations will govern our business. Changes in the regulatory climate, the enactment of new legislation or the enforcement or interpretation of existing laws could expose us to additional costs and expenses and could require changes to our business. For example, copyright laws could be applied to restrict the capture of television programming, which would adversely affect our business. It is unknown whether existing laws and regulations will apply to the personal television market. Therefore, it is difficult to anticipate the impact of current or future laws and regulations on our business.

The Federal Communications Commission has broad jurisdiction over the telecommunications and cable industries. The majority of FCC regulations, while not directly affecting us, do affect many of the strategic partners on whom we substantially rely for the marketing and distribution of the DVR and the TiVo Service. As such, the indirect effect of these regulations may adversely affect our business. In addition, the FCC could promulgate new regulations, or interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter the features or functionality of the TiVo Service.

We need to safeguard the security and privacy of our subscribers’ confidential data, and any inability to do so may harm our reputation and brand and expose us to legal action.

The DVR collects and stores viewer preferences and other data that many of our subscribers consider confidential.    Any compromise or breach of the encryption and other security measures that we use to protect this data could harm our reputation and expose us to potential liability. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could compromise or breach the systems we use to protect our subscribers’ confidential information. We may be required to make significant expenditures to protect against security breaches or to remedy problems caused by any breaches.

Uncertainty in the marketplace regarding the use of data from subscribers could reduce demand for the TiVo Service and result in increased expenses.    Consumers may be concerned about the use of viewing information gathered by the TiVo Service and DVR. Currently, we gather anonymous information about our subscribers’ viewing choices while using the TiVo Service, unless a subscriber affirmatively consents to the collection of personally identifiable viewing information. This anonymous viewing information does not identify the individual subscriber. Privacy concerns, however, could create uncertainty in the marketplace for personal television and our products and services. Changes in our privacy policy could reduce demand for the TiVo Service, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our reputation and business.

In the future, our revenues and operating results may fluctuate significantly, which may adversely affect the market price of our common stock.

We expect our revenues and operating results to fluctuate significantly due to a number of factors, many of which are outside of our control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. It is possible that in some periods our operating results may fall below the expectations of market analysts and investors. In this event, the market price of our common stock would likely fall.

Factors that may affect our quarterly operating results include:

•	demand for DVRs and the TiVo Service;

•	the timing and introduction of new services and features on the TiVo Service;

•	seasonality and other consumer and advertising trends;

•	changes in revenue sharing arrangements with our strategic partners;

•	entering into new or terminating existing strategic partnerships;

•	changes in the subsidy payments we make to certain strategic partners;

•	changes in our pricing policies, the pricing policies of our competitors and general pricing trends in the consumer electronics market;

•	timing of revenue recognition under our licensing agreements;

•	loss of subscribers to the TiVo Service; and

•	general economic conditions.

Because our expenses precede associated revenues, unanticipated shortfalls in revenue could adversely affect our results of operations for any given period and cause the market price of our common stock to fall.

Seasonal trends may cause our quarterly operating results to fluctuate and our inability to forecast these trends may adversely affect the market price of our common stock.

Consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Although predicting consumer demand for our products is very difficult, we have experienced that sales of DVRs and new subscriptions to the TiVo Service have been disproportionately high during the holiday shopping season when compared to other times of the year. If we are unable to accurately forecast and respond to consumer demand for our products, our reputation and brand will suffer and the market price of our common stock would likely fall.

We expect that a portion of our future revenues will come from targeted commercials and other forms of television advertising enabled by the TiVo Service. Expenditures by advertisers tend to be seasonal and cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities or increase the time it takes to close a sale with our advertisers, which could cause our revenues from advertisements to decline significantly in any given period.

If we are unable to raise additional capital on acceptable terms, our ability to effectively manage growth and build a strong brand could be harmed.

We expect that our existing capital resources will be sufficient to meet our cash requirements through our fiscal year ending January 31, 2003. However, as we continue to grow our business, we may need to raise additional capital, which may not be available on acceptable terms or at all. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

If additional capital is raised through the issuance of equity securities, the percentage ownership of our existing stockholders will decline, stockholders may experience dilution in net book value per share, or these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Any debt financing, if available, may involve covenants limiting, or restricting our operations or future opportunities.

If we lose key management personnel, we may not be able to successfully operate our business.

Our future performance will be substantially dependent on the continued services of our senior management and other key personnel. The loss of any members of our executive management team and our inability to hire additional executive management could harm our business and results of operations. In addition, we do not have employment agreements with, or key man insurance policies for, any of our key personnel.

The nature of some of our strategic relationships may restrict our ability to operate freely in the future.

From time to time, we may engage in discussions with other parties concerning strategic relationships, which may include equity investments by such parties in our company. We currently have such relationships with a number of our strategic partners, including America Online, or AOL, DIRECTV, Sony and Philips. While we believe that such relationships have enhanced our ability to finance and develop our business model, the terms and conditions of such relationships may place some restrictions on the operation of our business in the future.

We may be required to repurchase our outstanding convertible senior notes upon a repurchase event; however, we may not be able to do so.

Holders of our convertible senior notes may require us to repurchase all or any portion of their notes for cash upon a repurchase event, which includes certain changes in control and a failure of our shares of common stock to be listed for trading on the Nasdaq or a U.S. national securities exchange. Although there are currently no restrictions on our ability to pay the repurchase price, future debt agreements may prohibit us from repaying the repurchase price in cash. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. Even if we are not prohibited from repurchasing the notes, we may not have sufficient funds to do so. If we were unable to repurchase the notes upon a repurchase event, it would result in an event of default under the indenture governing the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding under the notes, and may also trigger cross-default provisions resulting in the acceleration of our other then-existing debt. These events in turn could harm our share price as well as our ability to continue our operations.

The conversion price on our outstanding convertible senior notes will be reduced as a result of this offering, resulting in dilution to the existing holders of our common stock.

The conversion price on our outstanding convertible senior notes will be reduced if, prior to August 28, 2003, we issue common stock or common stock equivalents at an issuance price less than the “effective” conversion price on the notes (or with respect to common stock equivalents, such additional common stock is issued with a conversion or exercise price per share less than the “effective” conversion price of the notes). The “effective” conversion price is derived by multiplying the conversion price then in effect by the percentage of the proceeds from the convertible senior notes and warrants transaction that were attributed to the notes, which was 81%. The conversion price of the notes prior to this offering is $4.21. The “effective” conversion price of the notes prior to this offering is $3.41. The issuance of the shares of common stock in this offering will cause a reduction in the conversion price on the notes to $3.99, because the “effective” issuance price of the shares of common stock in this offering is $3.31. This reduction in the conversion price on the notes will result in approximately 580,000 additional shares becoming issuable upon conversion of the notes, thereby resulting in dilution to the existing holders of our common stock.

If shares of common stock are purchased in a transaction under our February 2002 common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd., existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

We have entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. pursuant to which Acqua Wellington may purchase shares of our common stock at a discount between 3.0% and 5.4% to the daily volume-weighted average price of our common stock over the trading period, unless otherwise agreed to by us and Acqua Wellington. As a result, our existing common stockholders will experience immediate dilution upon the purchase of any shares of our common stock by Acqua Wellington. The purchase agreement with Acqua Wellington provides that, at our request, Acqua Wellington will purchase a certain dollar amount of shares, with the exact number of shares to be determined based on the daily volume weighted average price of our common stock over the draw down period for such purchase. As a result, if the per share market price of our common stock declines over the draw-down period, Acqua Wellington will receive a greater number of shares for its purchase price, thereby resulting in further dilution to our stockholders and potential downward pressure on the price of our stock.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against them in any legal action.

Although we have dismissed Arthur Andersen as our independent public accountants and engaged KPMG LLP, our consolidated financial statements as of and for the one-month transition period ended January 31, 2001, and the fiscal years ended December 31, 2000 and 1999 have only been audited by Arthur Andersen. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen guilty of these federal obstruction of justice charges. We understand that Arthur Andersen is scheduled to be sentenced in October 2002. In light of the jury verdict and the underlying events, Arthur Andersen informed the Securities and Exchange Commission that it will cease practicing before the Securities and Exchange Commission by August 31, 2002, unless the Securities and Exchange Commission determines another date is appropriate. A spokesperson for Arthur Andersen announced that, as of August 31, 2002, Arthur Andersen voluntarily relinquished, or consented to revocation of, its firm permits in all states where it was licensed to practice public accountancy with state regulators. A substantial number of Arthur Andersen’s personnel have already left the firm, including the individuals responsible for auditing our audited financial statements included or incorporated by reference in this prospectus, and substantially all remaining personnel are expected to do so in the near future. Because it is unlikely that Arthur Andersen will survive, you are unlikely to be able to exercise effective remedies or collect judgments against them.

In addition, Arthur Andersen has not consented to the inclusion of their audit report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of their audit report in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Moreover, as a public company, we are required to file with the Securities and Exchange Commission periodic financial statements audited or reviewed by an independent public accountant. The Securities and Exchange Commission has said that it will continue accepting financial statements audited by Arthur Andersen on an interim basis so long as a reasonable effort is made to have Arthur Andersen reissue its audit reports and to obtain a manually signed audit report from Arthur Andersen. Arthur Andersen has informed us that it is no longer able to reissue its audit reports because both the partner and the audit manager who were assigned to our account have left the firm. In addition, Arthur Andersen is unable to perform procedures to assure the continued accuracy of its audit report on our audited financial statements incorporated by reference in this prospectus. Arthur

Andersen will also be unable to perform such procedures or to provide other information or documents that would customarily be received by us or underwriters in connection with financings or other transactions, including consents and “comfort” letters. As a result, we may encounter delays, additional expense and other difficulties in future financings. Any resulting delay in accessing or inability to access the public capital markets could have a material adverse effect on us.

The large number of shares available for future sale could adversely affect the market price for our stock.

We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could adversely affect the market price of our common stock.

Several of our significant stockholders own a substantial number of our shares. AOL owns 6,726,890 shares of our common stock and presently exercisable warrants to purchase an additional 295,428 shares of our common stock. AOL also holds unvested warrants to purchase an aggregate of 5,207,806 shares of our common stock, which pursuant to their terms can never be exercisable. In addition to AOL, DIRECTV, Inc. owns 3,386,601 shares of our common stock and presently exercisable warrants to purchase an additional 155,941 shares. We have granted DIRECTV demand and piggyback registration rights with respect to the shares issuable upon exercise of their warrants. and DIRECTV may sell their shares in registered offerings pursuant to their registration rights, and AOL and DIRECTV may sell their shares in accordance with Rule 144 under the Securities Act.

In addition, in August 2001, we issued $51,750,000 aggregate principal amount of our convertible senior notes due 2006, of which, as of August 31, 2002, there was $44,250,000 in principal amount still outstanding. As of August 31, 2002, these notes were convertible into 10,510,688 shares of our common stock. In connection with the convertible notes offering, we also issued five-year warrants to purchase 2,682,600 shares of our common stock, all of which were still outstanding as of August 31, 2002. Pursuant to a registration rights agreement with the investors in that offering, we have registered the resale of the convertible notes, warrants and shares of common stock issuable upon conversion or exercise of the convertible notes or warrants.

As of August 31, 2002, options to purchase a total of 11,944,613 shares were outstanding under our option and equity incentive plans, and there were 5,806,312 shares available for future grants. We have filed registration statements with respect to the shares of common stock issuable under our option and equity incentive plans.

Future sales of the shares of the common stock described above, or the registration for sale of such common stock, could adversely affect the market price of our common stock. The sale of such stock, as well as the existence of outstanding options and shares of common stock reserved for issuance under our option and equity incentive plans, as well as the shares issuable upon conversion or exercise of our outstanding convertible notes and warrants, also may adversely affect the terms upon which we are able to obtain additional capital through the sale of equity securities.

We may issue common stock to satisfy our current or future cash payment obligations and as a result of such issuances, common stockholders may experience immediate dilution and our stock price may go down.

We have amended our agreements with Thomson and BSkyB in order to enable us to issue common stock to reduce or eliminate some of our cash payment obligations to them. As a result of these amendments, in July 2002, we issued 633,072 shares and 379,843 shares to BSkyB and Thomson, respectively. Under our agreement with Thomson, we can continue to satisfy future cash payment obligations, in part, in shares of common stock. We may negotiate similar amendments to our agreements with other partners in order to reduce our cash payment obligations in the future.

We expect to continue to experience volatility in our stock price.

The market price of our common stock is highly volatile. Since our initial public offering in September 1999 through October 4, 2002, our common stock has closed between $71.50 per share and $2.55 per share, closing at $3.50 on October 4 2002. The market price of our common stock may be subject to significant fluctuations in response to, among other things, the factors discussed in this section and the following factors:

•	Changes in estimates of our financial performance or changes in recommendations by securities analysts;

•	Our failure to meet the expectations of securities analysts or investors;

•	Release of new or enhanced products or introduction of new marketing initiatives by us or our competitors;

•	Announcements by us or our competitors of the creation, developments under, or termination of significant strategic partnerships, joint ventures, significant contracts or acquisitions;

•	Fluctuations in the market prices generally for technology and media-related stocks;

•	Fluctuations in general economic conditions;

•	Fluctuations in interest rates;

•	Market conditions affecting the television and home entertainment industry and the technology sector;

•	Fluctuations in operating results; and

•	Additions or departures of key personnel.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

Our Certificate of Incorporation, Bylaws, Rights Agreement and Delaware law could discourage a third party from acquiring us and consequently decrease the market value of our common stock.

We may become the subject of an unsolicited attempted takeover of our company. Although an unsolicited takeover could be in the best interests of our stockholders, certain provisions of Delaware law, our organizational documents and our Rights Agreement could be impediments to such a takeover.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Our Amended and Restated Certificate of Incorporation and Bylaws also require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our board of directors, the chairman of the board or the chief executive officer. Our Amended and Restated Certificate of Incorporation and Bylaws also provide that directors may be removed only for cause by a vote of a majority of the stockholders and that vacancies on the board of directors created either by resignation, death, disqualification, removal or by an increase in the size of the board of directors may be filled by a majority of the directors in office, although less than a quorum. Our Amended and Restated Certificate of Incorporation also provides for a classified board of directors and specifies that the authorized number of directors may be changed only by resolution of the board of directors.

On January 9, 2001, our board of directors adopted a Rights Agreement. Each share of our common stock has attached to it a right to purchase one one-hundredth of a share of our Series B Junior Participating Preferred Stock at a price of $60 per one one-hundredth of a preferred share in the event that the rights become exercisable. The rights become exercisable upon the earlier to occur of

•
ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock, subject to limited exceptions, or

•
ten business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person as described in the preceding clause) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock, subject to limited exceptions.

These provisions of Delaware law, our Amended and Restated Certificate of Incorporation and Bylaws and our Rights Agreement could make it more difficult for us to be acquired by another company, even if our acquisition is in the best interests of our stockholders. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline.

THE COMPANY

We are a leading provider of television-based entertainment services enabled by digital video recorders, or DVRs, a rapidly emerging consumer electronics category. We offer the TiVo Service, which gives customers greater control over their television viewing, enabling them to watch what they want, when they want. The TiVo Service, through its menu-driven interface and easy-to-use navigation system, offers viewers enhanced control over live television, greater ease in locating and recording shows, and personalization through user-defined viewing preferences.

USE OF PROCEEDS

Our net proceeds from the sale of the shares of common stock and warrants offered by this prospectus supplement are estimated to be approximately $24,700,000, after deducting our estimated offering expenses of approximately $300,000.

We intend to use the net proceeds from the offering for general corporate purposes, which may include funding research and development, sales and marketing expenses, capital expenditures and as part of our working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF THE WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is qualified in its entirety by reference to the forms of warrants, including the definitions therein of certain terms used below. The following description of the terms of the warrants supplements the description of the general terms and provisions of warrants set forth in the accompanying prospectus. If these descriptions are inconsistent, then the description in this prospectus supplement will govern.

General

We are issuing to the investors warrants to purchase 1,323,120 shares of our common stock, par value $.001 per share, exercisable through the close of business on October 7, 2005, and warrants to purchase 1,323,120 shares of our common stock exercisable through the close of business on October 7, 2006. Other than the exercise periods, the terms and provisions of the warrants are identical.

The exercise of a warrant will be subject to applicable federal and state securities laws. Prior and as a condition to any exercise of a warrant (other than pursuant to this registration statement), the holder of such warrant will be required to furnish to us such certificates, representations, agreements and other information, including an opinion of counsel, as we or our transfer agent reasonably may require to confirm that the issuance of such shares upon such exercise is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. We may place a restrictive legend on the shares of common stock issuable upon exercise of a warrant in order to comply with securities laws.

We have agreed for the benefit of the investors to use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission such amendments and supplements to the registration statement of which this prospectus supplement forms a part and this prospectus supplement as may be necessary to keep the registration statement current and continuously effective, with some limited exceptions.

Upon notice to the investors of:

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any request by the Securities and Exchange Commission or any other federal or state governmental authority prior to the termination date for the warrants for amendments or supplements to this prospectus supplement or the registration statement of which it forms a part for additional information;

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the issuance by the Securities and Exchange Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement of which this prospectus forms a part or the initiation of any proceedings for that purpose;

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the receipt by us of any notification with respect to the suspension of the qualification or exemption from qualification of any of the shares issuable upon exercise of the warrants for sale in any jurisdiction or the initiation of any proceeding for such purpose; or

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any event or circumstance which necessitates the making of any changes in this prospectus supplement, or the registration statement of which it forms a part, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of this prospectus supplement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

the investors have agreed to refrain from exercising any warrants until such investors' receipt of copies of a supplemented or amended prospectus supplement, or until such investors are advised in writing that the current prospectus supplement may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus supplement, but in any event for not longer than 45 business days. We have agreed that the Investors will not be prohibited from exercising warrants as a result of suspensions on more than three non-consecutive occasions of not more than 45 business days each in any 12 month period. We have agreed that each suspension will be separated by not less than 15 business days.

The warrants may be exercised by surrender of warrant certificates to us with an executed notice of election to purchase in the form attached to the warrants, together with payment of the exercise price. The exercise price of the warrants is $5.00 per share, subject to adjustment as described below. The exercise price may be paid in cash, by certified or official bank check or by wire transfer of immediately available funds. The holders of the warrants may, at their option, also pay the exercise price on the warrants by making a "net issue election." If a holder of warrants makes a net issue election as to some or all of the shares of common stock subject the holder's warrant, the holder will receive without the payment of any additional consideration, shares equal to the number of shares covered by such warrant in respect of which the net issue election is made, less the number of shares having a Fair Market Value equal to the aggregate exercise price for such shares.

To the extent any warrant is not previously exercised as to all of the shares of common stock subject to it, and if the Fair Market Value of one share of the common stock is greater than the exercise price then in effect, any such warrants will be deemed automatically exercised pursuant to net issue election described above (even if not surrendered) immediately before its expiration.

In no event will any fractional share of common stock be issued upon any exercise of any warrants. If, upon exercise of a warrant as an entirety, a holder would otherwise be entitled to receive a fractional share of common stock, we will pay the cash value of the fractional share otherwise issuable, at a price equal to an amount calculated by multiplying such fractional share (calculated to the nearest 1/100th of a share) by the Fair Market Value of a share of common stock on the date of the notice of exercise delivered by the holder. Notwithstanding the foregoing, no payment will be required in lieu of issuing a fractional share if the amount of the payment would be less than $10.00.

A holder of warrants will not be entitled, by virtue of being the record holder of such warrants, to vote, consent, receive dividends, receive notice as a stockholder with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a stockholder.

Adjustments

If we subdivide the common stock, by stock split or otherwise, or combine the common stock, or issue additional shares of common stock in payment of a stock dividend on our common stock, the number of shares issuable on the exercise of the warrants will be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination.

The warrants will provide that in the event of an Acquisition, the outstanding warrants will be assumed or equivalent warrants or rights will be substituted by the successor person.

In the event of:

•	an Acquisition where consideration to the holders of common stock in exchange for their shares is payable solely in cash; or

•	the dissolution, liquidation or winding-up of us,

the holders of warrants will be entitled to receive, upon surrender of their warrants if and when exercisable pursuant to the terms hereof, distributions on an equal basis with the holders of common stock, as if the warrants had been exercised immediately prior to such event, less the exercise price.

The warrants will provide that we may, at our option, reduce the exercise price of some or all of the warrants at any time upon notice to the holders of the affected warrants.

Notices of Certain Events

In the event of:

•
any taking by us of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right,

•	any reclassification of our capital stock, capital reorganization of us, consolidation or merger involving us, or sale or conveyance of all or substantially all of our assets, or

•	our voluntary or involuntary dissolution, liquidation or winding-up,

then and in each such event the warrants will require us to mail or cause to be mailed to the holders of the warrants a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (2) the date on which any such reclassification, reorganization, consolidation, merger, sale or conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. The warrants will require that such notice be mailed at least 10 days prior to the date specified in the notice on which any such action is to be taken.

The warrants will require us to provide the holders of the warrants with at least ten days' written notice prior to closing thereof of the terms and conditions of any Acquisition.

Reservation of Shares

The warrants will provide that we will at all times from and after the date of the warrants reserve and keep available such number of our authorized shares of common stock as will be sufficient to permit the exercise of the warrants in full.

Amendments

The terms of each warrant may be amended, modified or waived only with the written consent of us and the holder of such warrant.

Certain Definitions

“Acquisition” means any of the following events:

•	the sale, lease, exchange, conveyance or other disposition of all or substantially all of our property or business; or

•
our merger into or consolidation of with any other corporation, other than a wholly-owned subsidiary of ours or a merger with another corporation in which we are the acquiring and the surviving corporation.

“Fair Market Value” on the date of calculation means:

•
(1)  if our common stock is traded on a securities exchange or The Nasdaq Stock Market, the Fair Market Value will be deemed to be the average of the closing prices over the ten (10) trading-day period ending on the trading day before date of calculation; or (2) if our common stock is actively traded over-the-counter, the Fair Market Value will be deemed to be the average of the closing bid price over the ten (10) trading-day period ending on the trading day before the date of calculation; or

•
the preceding is not applicable, The Fair Market Value will be at the highest price per share which we could obtain on the date of calculation from a willing buyer (not a current employee or director) for a similar number of shares of common stock sold by us, from authorized but unissued shares, as determined in good faith by our board of directors, unless we are at such time subject to a bona fide acquisition by an independent third party, in which case the Fair Market Value will be deemed to be the highest value which any of the holders of our common stock have a right to receive pursuant to such acquisition; provided that if the holder of any warrants has a good faith objection to such board determination, then the Fair Market Value will be determined by a financial advisor of national standing and reputation reasonably acceptable to such holder selected and retained by us.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We propose to offer the shares of common stock and warrants directly to certain institutional purchasers at the offering price set forth on the cover page of this prospectus supplement pursuant to a purchase agreement dated October 7, 2002.

There is no public market for the warrants and we do not intend to list the warrants for trading on any national securities exchange or for inclusion on any automated quotation system.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby were passed upon for us by Latham & Watkins, San Francisco, California. A partner of Latham & Watkins is our Secretary and holds shares of our common stock, warrants to purchase shares of our common stock, and notes that are convertible into shares of our common stock that in the aggregate represent less than 1% of our outstanding shares of common stock.

PROSPECTUS

$75,000,000

TIVO INC.

Debt Securities
Preferred Stock
Common Stock
Equity Warrants
Debt Warrants

We may, from time to time, sell up to $75,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	shares of our preferred stock, par value $0.001 per share, in one or more series;

•	shares of our common stock, par value $0.001 per share;

•	warrants to purchase our preferred stock or our common stock;

•	warrants to purchase our debt securities; or

•	any combination of the foregoing.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

See “Risk Factors” beginning on page 3 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol “TIVO.” On February 22, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $4.82 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2002

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is correct on any date after their respective dates, even though this prospectus or a prospectus supplement is delivered or securities are sold on a later date.

Special Note Regarding Forward-Looking Statements	1
Available Information	1
Incorporation by Reference	2
Risk Factors	3
The Company	3
Liquidity and Capital Resources	3
Use of Proceeds	3
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends	4
General Description of Securities	5
Description of Debt Securities	5
Description of Preferred Stock	14
Description of Common Stock	17
Description of Warrants	17
Plan of Distribution	19
Legal Matters	23
Experts	23

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology.

These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are set forth under the heading “Factors that May Affect Future Operating Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act, and elsewhere in the documents incorporated by reference in this prospectus and the accompanying prospectus supplement. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act and we therefore file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the Securities and Exchange Commission’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Internet site is http://www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed under the Securities Act with respect to the securities. As permitted by the Securities and Exchange Commission’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•
Transition Report on Form 10-K for the one-month transition period ended January 31, 2001, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 30, 2001;

•
Amended and Restated Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2001 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 30, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2001;

•
Current Reports on Form 8-K filed on January 17, 2001, February 1, 2001, February 14, 2001,  February 28, 2001, March 15, 2001, March 19, 2001, July 24, 2001, August 20, 2001, August 30, 2001, August 31, 2001, October 31, 2001, November 13, 2001, November 26, 2001, December 21, 2001, January 9, 2002, January 10, 2002, February 13, 2002 and February 21, 2002 and an amendment to Current Report on Form 8-K/A filed on January 19, 2001; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.

We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the termination of the offering.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement. The delivery of this prospectus together with a prospectus supplement relating to particular offered securities in any jurisdiction shall not constitute an offer in the jurisdiction of any other securities covered by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to TiVo Inc., Attention: Investor Relations, 2160 Gold Street, PO Box 2160, Alviso, CA 95002 (telephone (408) 519-9345). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

RISK FACTORS

Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus, you should carefully consider the risk factors set forth under the heading “Factors that May Affect Future Operating Results” in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Transition Report on Form 10-K, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act. For more information, see the section entitled “Incorporation by Reference.”

If shares of common stock are purchased in a transaction under the February 2002 purchase agreement described below under the heading “Plan of Distribution—December 2001 and February 2002 Common Stock Purchase Agreements,” existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

We have entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. pursuant to which Acqua Wellington may purchase shares of our common stock at a discount between 3.0% and 5.4%, unless otherwise agreed to by us and Acqua Wellington, to be determined as described in  “Plan of Distribution.” As a result, our existing common stockholders will experience immediate dilution upon the purchase of any shares of our common stock by Acqua Wellington. The purchase agreement with Acqua Wellington provides that, at our request, Acqua Wellington will purchase a certain dollar amount of shares, with the exact number of shares to be determined based on the daily volume weighted average price of our common stock over the draw down period for such purchase. As a result, if the per share market price of our common stock declines over the draw down period, Acqua Wellington will receive a greater number of shares for its purchase price, thereby resulting in further dilution to our stockholders and potential downward pressure on the price of our stock.

THE COMPANY

TiVo Inc. was incorporated in August 1997 as a Delaware corporation. We have developed a subscription-based personal television service which we refer to as the TiVo Service. The TiVo Service provides viewers with the ability to pause, rewind and play back live or recorded television broadcasts, as well as to search for, watch and record programs. The TiVo Service also provides television listings, daily suggestions and special viewing packages. The TiVo Service relies on three key components: the personal video recorder, the TiVo remote control and the TiVo Broadcast Center.

Our executive offices are located at 2160 Gold Street, PO Box 2160, Alviso, CA 95002, and our telephone number is (408) 519-9100. TiVo Inc. and the TiVo logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

LIQUIDITY AND CAPITAL RESOURCES

We continually evaluate our business model and strategy, as well as our capital requirements necessary to fund our operations. We may need to raise additional capital in order to fund future opportunities. We currently anticipate that we will seek to raise additional capital through equity or debt financings in the near term. However, we cannot assure you that we will be able to raise this additional capital.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding research, development, sales and marketing, increasing our working capital, reducing indebtedness, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

RATIOS OF EARNINGS TO FIXED CHARGES
AND EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

Ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist of income before income taxes and amortization of warrant expense in lieu of financing expenses. Fixed charges consist of interest on all indebtedness and amortization of warrant expense in lieu of financing expenses.

The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

Period from August 4, 1997 (Inception) to December 31, 1997	Fiscal Year Ended December 31,			Month Ended January 31, 2001	Nine Months Ended October 31, 2001
	1998	1999	2000
—	—	—	—	—	—

Earnings for the years ended December 31, 1997, 1998, 1999, 2000, the one month transition period ended January 31, 2001 and the nine months ended October 31, 2001 were insufficient to cover fixed charges by the amount of the net loss of $595,000, $9,721,000, $66,565,000, $206,354,000 $19,013,000 and $119,141,000 respectively.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Ratios of earnings to combined fixed charges and preferred stock dividends are computed by dividing earnings by the sum of fixed charges and preferred stock dividends. Earnings consist of income before income taxes, amortization of warrant expense in lieu of financing expenses and preferred dividends. Fixed charges consist of interest on all indebtedness, amortization of warrant expense in lieu of financing expenses and the preferred dividends.

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Period from August 4, 1997 (Inception) to December 31, 1997	Fiscal Year Ended December 31,			Month Ended January 31, 2001	Nine Months Ended October 31, 2001
	1998	1999	2000
—	—	—	—	—	—

Earnings for the years ended December 31, 1997, 1998, 1999, 2000, the one month transition period ended January 31, 2001 and the nine months ended October 31, 2001 were insufficient to cover fixed charges by the amount of the net loss of $595,000, $9,721,000, $66,565,000, $206,354,000 $19,013,000 and $119,141,000 respectively.

GENERAL DESCRIPTION OF SECURITIES

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $75,000,000 in the aggregate of:

•	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	shares of our preferred stock, par value $0.001 per share, in one or more series;

•	shares of our common stock, par value $0.001 per share;

•	warrants to purchase our common stock or our preferred stock;

•	warrants to purchase our debt securities; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

As described under “Plan of Distribution—December 2001 and February 2002 Common Stock Purchase Agreements,” on January 10, 2002, we issued $14,000,000 of our common stock under the registration statement of which this prospectus is a part, leaving us with $61,000,000 of securities that we may issue under this prospectus as of the date of this prospectus.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities. The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities. The debt securities, the preferred stock, the common stock and the warrants are collectively referred to herein as the securities. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities we may offer pursuant to this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement and in a supplement to the indenture, a board resolution, or an officers’ certificate delivered pursuant to the indenture. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may offer under this prospectus up to $75,000,000 aggregate principal amount of secured or unsecured debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $75,000,000. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities.

The debt securities offered hereby will be issued under an indenture between us and a trustee, as trustee. We have filed a copy of the form indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. We have summarized select portions of the indenture below. The summary is not complete. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary below have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in a Board of Directors resolution, an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•
the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•
any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.    You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (we shall refer to these persons as participants) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. (Section 2.14.5) We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor Depositary registered as a clearing agency under the Securities Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•
the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met. (Section 5.1)

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, “event of default” means with respect to any series of debt securities, any of the following:

•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 90 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 90-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 51% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of our bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. (Section 6.1) An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain Events of Default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 51% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults see the discussion under “Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•
the holders of at least 51% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•
make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, the right of the holders to institute suit for the enforcement of the payment, the right of holders to waive past defaults or amendments to the limitations described in this bullet point; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.    The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants.    The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants contained in Sections 4.2 (SEC Reports), 4.3 through 4.6 (Compliance Certificate; Stay, Extension and Usury Laws; Corporate Existence; Taxes) and Section 5.1 (When We May Merge, Etc.) of the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture.

The conditions include:

•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default.    In the event we exercise our option not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•
direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Conversion and Exchange Rights

The debt securities may be exchanged for or converted into shares of common stock, shares of preferred stock or other securities. The terms, if any, on which the debt securities may be exchanged for or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, preferred stock or other securities to be received by the holders of the debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate and will apply to the preferred stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of preferred stock may specify different or additional terms. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of the preferred stock, which will be filed with the Securities and Exchange Commission and incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

General

We have authority to issue 10,000,000 shares of preferred stock, 5,000,000 shares of which are designated Series A Convertible Preferred Stock and 1,500,000 shares of which are designated Series B Junior Participating Preferred Stock and reserved for issuance pursuant to our Rights Agreement dated as of January 16, 2001 between Wells Fargo Shareowner Services, as Rights Agent, and us. As of the date of this prospectus, 2,711,861 shares of our Series A Convertible Preferred Stock and none of our Series B Junior Participating Preferred Stock were issued and outstanding.

Under our certificate of incorporation, our board of directors is authorized without further stockholder action to provide for the issuance of up to the remaining authorized but unissued shares of our preferred stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by our board of directors. As used herein, the term “board of directors” includes any duly authorized committee thereof. The issuance of the preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless we provide otherwise in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the designation and stated value per share of such preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which such preferred stock will be issued;

•	the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Dividend Rights

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our funds legally available therefor, cash dividends on such dates and at such rates as set forth in, or as are determined by the method described in, the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates, fixed by our board of directors, as specified in the prospectus supplement relating to such series of preferred stock.

Such dividends may be cumulative or noncumulative, as provided in the prospectus supplement relating to such series of preferred stock. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and we will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we initially issue shares of such series.

Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our capital stock.

Unless otherwise specified in the applicable prospectus supplement, so long as the shares of any series of the preferred stock are outstanding, unless:

•
full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) have been declared and paid in full or declared and consideration sufficient for payment set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of our preferred stock, other than junior stock, as defined below, and

•
we are not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of preferred stock of such series or any shares of any of our other preferred stock of any class or series, other than junior stock, as defined below, we may not declare any dividends on any shares of our common stock or any of our other stock ranking as to dividends or distributions of assets junior to such series of preferred stock (we refer to this common stock and any such other stock as junior stock), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect of any shares of junior stock, whether in cash or property or in obligations of our stock, other than in junior stock which is neither convertible into, nor exchangeable or exercisable for, any of our securities other than junior stock.

Liquidation Preferences

Unless otherwise specified in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of our stock ranking junior as to such distribution to such series of the preferred stock, but after any required distributions to holders of any shares of our stock ranking senior as to such distribution to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up and after required distribution of our assets to holders of any shares of our stock ranking senior as to such distribution to the preferred stock of a particular series, the amounts payable with respect to the preferred stock of such series and any other shares of our preferred stock, including any other series of the preferred stock, ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of our preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless we provide otherwise in the applicable prospectus supplement, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of our assets.

Redemption

A series of the preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of our preferred stock.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable. From and after the redemption date, unless default is made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, dividends will cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease.

Unless otherwise specified in the applicable prospectus supplement, so long as any dividends on shares of any series of the preferred stock or any other series of our preferred stock ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of our preferred stock will be redeemed, whether by mandatory or optional redemption, unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Conversion and Exchange Rights

The terms, if any, on which shares of the preferred stock of any series may be exchanged for or converted into shares of common stock, another series of the preferred stock or any other security will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, the shares of another series of the preferred stock or the amount of any other securities to be received by the holders of the preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.

Voting Rights

Except as indicated in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

DESCRIPTION OF COMMON STOCK

We have authority to issue 150,000,000 shares of common stock. As of January 31, 2002, 47,411,355 shares of our common stock were outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect our entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our board of directors.

The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Bank credit agreements that we may enter into from time to time and debt securities that we may issue from time to time may restrict our ability to declare or pay dividends on our common stock. Upon our liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be, fully paid and not liable to further calls or assessment by us.

DESCRIPTION OF WARRANTS

We may issue debt warrants to purchase debt securities, as well as equity warrants to purchase preferred stock or common stock. The warrants may be issued independently or together with any securities and may be attached to or separate from the securities. If the warrants are issued pursuant to warrant agreements, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•
the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence, and the date on which this right will expire;

•	the maximum or minimum number of debt warrants which may be exercised at any time;

•	a discussion of any material federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal of or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity Warrants

The applicable prospectus supplement will describe the following terms of equity warrants offered:

•	the title of the equity warrants;

•	the securities (i.e., preferred stock or common stock) for which the equity warrants are exercisable;

•	the price or prices at which the equity warrants will be issued;

•
if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of equity warrants.

Holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to the transaction.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the taking of other action specified in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

PLAN OF DISTRIBUTION

General

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to the purchase agreement described below under the heading “—December 2001 and February 2002 Common Stock Purchase Agreements.” We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. Other securities may or may not be listed on the Nasdaq National Market or a national securities exchange. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

December 2001 and February 2002 Common Stock Purchase Agreements

On December 21, 2001, we entered into an arrangement with Acqua Wellington North American Equities Fund, Ltd. which is a type of financing vehicle within a category of structures which are sometimes termed equity lines of credit. Specifically, we entered into a common stock purchase agreement with Acqua Wellington, which provided that Acqua Wellington was committed to purchase up to $14,000,000 of our common stock over the 14-month term of the purchase agreement. On January 10, 2002, we sold the $14,000,000 of our common stock, constituting 2,147,239 shares, to Acqua Wellington pursuant to the December 2001 common stock purchase agreement and the registration statement of which this prospectus is a part. This sale exhausted the amount agreed to under the purchase agreement and terminated the purchase agreement pursuant to its terms.

On February 13, 2002, we entered into a new equity line of credit arrangement with Acqua Wellington. Specifically, we entered into a common stock purchase agreement with Acqua Wellington which provides that Acqua Wellington is committed to purchase up to $19,000,000 of our common stock over the 14-month term of the purchase agreement. We have filed the February 2002 purchase agreement as an exhibit to this registration statement, and you should read the actual terms of the purchase agreement for the definitive terms and conditions. The total amount of securities available under the purchase agreement does not exceed 10% of the aggregate market value of our outstanding common stock that was held by our non-affiliates on a day within sixty days prior to February 13, 2002. From time to time beginning on the date of this prospectus and ending on or before April 12, 2003 and at our sole discretion, we may present Acqua Wellington with draw down notices constituting offers to purchase our common stock over a draw down period consisting of two periods, or such other number of periods as agreed upon between us and Acqua Wellington, of ten consecutive trading days each, or such other number of trading days as agreed upon by us and Acqua Wellington. Under the purchase agreement, we are able to present Acqua Wellington with up to 12 draw down notices during the term of the agreement, unless we agree with Acqua Wellington to a different number of notices, with a minimum of five trading days required between each draw down period, unless we agree with Acqua Wellington to a different number of minimum days.

Each draw down notice sets forth a threshold price and the dollar value of the shares Acqua Wellington is obligated to purchase during the draw down period. The threshold price we choose, which cannot be less than $3.00 without the consent of Acqua Wellington, generally establishes the maximum value of the stock we can obligate Acqua Wellington to buy during the period and the discount that Acqua Wellington will receive as set forth in the following table. However, we may agree with Acqua Wellington to modify the maximum purchase value and discount applicable to a particular draw down. In no event will the dollar value of securities we sell to Acqua Wellington pursuant to the February 2002 purchase agreement exceed $19,000,000 in the aggregate.

Threshold Price	Maximum Purchase Value
$6.00-6.99	$3,500,000

Each $1.00 decrease below $6.00, down to a	A decrease of $500,000 down to a minimum of
minimum of $3.00	$2,000,000

Each $1.00 increase above $4.00,	An increase of $500,000 up to a maximum of
up to a maximum of $10.00	$5,500,000

Threshold Price	Discount
$6.00-6.99	4.95%

Each $1.00 decrease below $6.00,	An increase of 0.15% up to a maximum
down to a minimum of $3.00	discount of 5.40%

Each $1.00 increase above $4.00	A decrease of 0.15% down to a
minimum discount of 3.00%

Once presented with a draw down notice, Acqua Wellington is required to purchase a pro rata portion of the shares on each trading day during the draw down period on which the daily volume weighted average price for our common stock exceeds a threshold price for such draw down determined by us and set forth in the draw down notice. The per share purchase price for these shares equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount ranging from 3.00% to 5.40%, based on the threshold price set forth in the draw down notice as set forth in the tables above, unless we agree otherwise with Acqua Wellington. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the purchase agreement provides that Acqua Wellington will not be obligated but still may purchase the pro-rata portion of shares of common stock allocated to that day at the threshold price for the draw down period, less Acqua Wellington’s discount. The number of shares Acqua Wellington would be obligated to buy on any trading day during a draw down period is arrived at by dividing that day’s pro rata part of the total purchase amount by that day’s volume weighted average price, less Acqua Wellington’s discount. The total number of shares Acqua Wellington would be required to purchase during a draw down period is the aggregate of the daily amounts.

As an example of how the draw down mechanism set forth in the table above works, assume that we had sent Acqua Wellington a draw down notice choosing a threshold price of $6.00 and a corresponding draw amount of $3,500,000. On each of the following twenty trading days in the two periods of ten consecutive trading days which comprise the draw down period, Acqua Wellington would be obligated to purchase approximately $175,000 worth of our stock at that day’s volume weighted average price less a 4.95% discount. On a trading day during the draw down period when the volume weighted average price was $6.50, Acqua Wellington would be obligated to buy approximately 28,325 shares at a price of $6.18 per share. If the volume weighted average price remained at $6.50 for each trading day during the draw down period, Acqua Wellington would be obligated to purchase a total of approximately 566,503 shares for $3,500,000. The number of shares purchased will increase or decrease inversely to increases or decreases in the volume weighted average price.

The purchase agreement also provides that from time to time and at our sole discretion we may grant Acqua Wellington the right to exercise one or more call options to purchase additional shares of our common stock during each draw down period for the amount that we specify; provided, however, that the aggregate of all such call option amounts and draw down amounts may not exceed $19,000,000 for the term of the purchase agreement. Upon Acqua Wellington’s exercise of the call option, we will issue and sell the shares of our common stock subject to the call option at a price equal to the greater of the daily volume weighted average price of our common stock on the day Acqua Wellington notifies us of its election to exercise its call option or the threshold price for the call option determined by us and set forth in the draw down notice, less a discount ranging from 3.00% to 5.40%, based on the threshold price set forth in the draw down notice, unless we agree otherwise with Acqua Wellington.

In addition to our issuance of shares of common stock to Acqua Wellington pursuant to the purchase agreement, this prospectus also covers the sale of those shares from time to time by Acqua Wellington to the public. Acqua Wellington is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Acqua Wellington has informed us that it intends to use Joseph Grace Holdings, Inc. as the broker-dealer to sell on the Nasdaq National Market shares of our common stock purchased under the December 2001 purchase agreement and the February 2002 purchase agreement. Such sales will be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price. Joseph Grace Holdings, Inc. is an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Acqua Wellington has informed us that Joseph Grace Holdings, Inc., which is not an affiliate of Acqua Wellington, will receive commissions from Acqua Wellington which will not exceed customary brokerage commissions. Acqua Wellington also will pay other expenses associated with the sale of the common stock it acquires pursuant to the purchase agreement.

The shares of common stock may be sold in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

Acqua Wellington has agreed that prior to and during the term of the purchase agreement, neither Acqua Wellington nor any of its affiliates or entities managed by Acqua Wellington will sell any of our securities except the shares that Acqua Wellington (or its respective affiliate or managed entity) owns at the time of the sale, or any shares that Acqua Wellington is obligated to purchase under a pending draw down notice.

In addition, Acqua Wellington and Joseph Grace Holdings, Inc. will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Acqua Wellington or Joseph Grace Holdings, Inc. Under these rules and regulations, Acqua Wellington and Joseph Grace Holdings, Inc.:

•	may not engage in any stabilization activity in connection with our securities;

•
must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by each broker; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

These restrictions may affect the marketability of the shares of common stock by Acqua Wellington and Joseph Grace Holdings, Inc.

We have agreed to indemnify and hold harmless Acqua Wellington and Joseph Grace Holdings, Inc. against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in the registration statement of which this prospectus is a part, or any omission or alleged omission to state in the registration statement or any document incorporated by reference in the registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Acqua Wellington or Joseph Grace Holdings, Inc. We have agreed to pay twenty-five thousand dollars ($25,000) of Acqua Wellington’s fees and expenses, including attorney’s fees, incurred by Acqua Wellington in connection with the preparation, negotiation, execution and delivery of the purchase agreement. We have also agreed to pay all reasonable fees and expenses, including attorney’s fees, incurred by Acqua Wellington in connection with any amendments, modifications or waivers of the purchase agreement.

In addition, we have agreed to pay Reedland Capital Partners, an Institutional Division of Financial West Group, Member, NASD/SIPC/MSRB, a placement fee in the amount of one-fifth of one percent (0.20%) of the corresponding draw down amount or call option amount purchased by Acqua Wellington. We have agreed to indemnify and hold harmless Reedland Capital Partners against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins, San Francisco, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.